JKHY Q3 Fiscal 2017 Revenue Increases 6%
May 2, 2017

Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES ENDS THIRD QUARTER
FISCAL 2017 WITH 6% INCREASE IN REVENUE

Monett, MO, May 2, 2017 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced third quarter fiscal 2017 results.
Revenue for the quarter ended March 31, 2017 increased to $353.8 million, a 6% increase over the third quarter of fiscal 2016. Gross profit also increased 6% to $147.0 million and net income increased 11% to $60.0 million, or $0.77 per diluted share.
Revenue for the nine months ended March 31, 2017 increased 6% over the nine months ended March 31, 2016 to $1,047.3 million, with a gross profit increase of 7% to $447.7 million. Net income totaled $181.1 million, an increase of 10% over the prior year-to-date period, with diluted earnings per share of $2.31.
According to David Foss, President and CEO, “We are happy to report another strong quarter of revenue and operating income growth, both in line with guidance provided last quarter.  Our sales teams continue to have a very solid year through our third quarter and our fourth quarter has started out very well as it appears all three brands should exceed their quota targets for the fiscal year. I want to thank all of our associates for all their efforts to produce these results."
Operating Results
Revenue, cost of sales, and gross profit results for the quarter were as follows:

Revenue, Cost of Sales, and Gross Profit (Unaudited)
(In Thousands)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2017	2016		2017	2016
Revenue
License	$516	$292	77%	$2,059	$2,530	(19)%
Percentage of Total Revenue	<1%	<1%		<1%	<1%
Support and Service	342,769	319,649	7%	1,013,331	947,615	7%
Percentage of Total Revenue	97%	96%		97%	96%
Hardware	10,482	13,245	(21)%	31,959	37,532	(15)%
Percentage of Total Revenue	3%	4%		3%	4%
Total Revenue	353,767	333,186	6%	1,047,349	987,677	6%

Cost of Sales
Cost of License	280	193	45%	591	873	(32)%
Cost of Support and Service	198,844	184,527	8%	576,006	541,230	6%
Cost of Hardware	7,603	9,553	(20)%	23,039	26,279	(12)%
Total Cost of Sales	206,727	194,273	6%	599,636	568,382	5%

Gross Profit
License Gross Profit	236	99	138%	1,468	1,657	(11)%
License Gross Profit Margin	46%	34%		71%	65%
Support and Service Gross Profit	143,925	135,122	7%	437,325	406,385	8%
Support and Service Gross Profit Margin	42%	42%		43%	43%
Hardware Gross Profit	2,879	3,692	(22)%	8,920	11,253	(21)%
Hardware Gross Profit Margin	27%	28%		28%	30%
Total Gross Profit	$147,040	$138,913	6%	$447,713	$419,295	7%
Gross Profit Margin	42%	42%		43%	42%

•
Third quarter fiscal 2016 included revenue of $7.7 million from Alogent, which was sold in the fourth quarter of fiscal 2016. However, this headwind was partially offset by increased deconversion fees in the third quarter of fiscal 2017. Excluding

JKHY Q3 Fiscal 2017 Revenue Increases 6%
May 2, 2017

Alogent revenue and costs from the prior year, and deconversion fees from both periods, revenue increased 7% and gross profit increased 4%.

•
The nine months ended March 31, 2016 included revenue of $22.3 million from Alogent, part of which was again set off by an increase in deconversion fees in fiscal 2017. Excluding the Alogent headwind, and deconversion fees from both periods, revenue and gross profit each grew 8% over the nine months ended March 31, 2016.

•
For the third quarter of fiscal 2017, the bank systems and services segment revenue increased 6% to $260.0 million with a gross margin of 39% from $246.2 million with a gross margin of 39% in the same quarter last year. Excluding Alogent from the third quarter of fiscal 2016, bank systems and services segment revenue increased 9% for the quarter.  The credit union systems and services segment revenue increased 8% to $93.8 million with a gross margin of 48% for the third quarter of fiscal 2017 from $87.0 million and a gross margin of 48% in the same period a year ago.

•
For the nine months ended March 31, 2017, bank systems and services segment revenue increased 8% to $778.4 million with a gross margin of 41% from $723.9 million with a gross margin of 40% for the same nine months of fiscal 2016. Excluding Alogent revenue from the prior year period, bank systems and services revenue increased 11%. Credit union systems and services segment revenue increased 2% to $269.0 million with a gross margin of 48% for the year-to-date period, compared to revenue of $263.7 million with a gross margin of 49% for the nine months ended March 31, 2016.

Operating Expenses and Operating Income
Operating income increased 11% to $88.7 million, or 25% of third quarter fiscal 2017 revenue, compared to $79.8 million, or 24% of revenue in the third quarter of fiscal 2016. Year-to-date operating income increased 10% to $268.8 million, which was 26% of year-to-date revenue, compared to $245.2 million, or 25% of revenue in the nine months ended March 31, 2016.

(Unaudited, In Thousands)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2017	2016		2017	2016
Selling and Marketing	$23,571	$22,732	4%	$67,601	$66,714	1%
Percentage of Total Revenue	7%	7%		6%	7%
Research and Development	20,801	19,854	5%	61,413	57,269	7%
Percentage of Total Revenue	6%	6%		6%	6%
General and Administrative	13,937	16,497	(16)%	49,944	50,157	—%
Percentage of Total Revenue	4%	5%		5%	5%
Total Operating Expenses	58,309	59,083	(1)%	178,958	174,140	3%
Operating Income	$88,731	$79,830	11%	$268,755	$245,155	10%
Operating Margin	25%	24%		26%	25%

•
Selling and marketing expenses for the third quarter of fiscal 2017 increased over the prior year quarter due mainly to increased commission expense, but was a consistent percentage of total revenue in both quarters.

•	The increases in research and development costs are mostly due to increased salaries and personnel costs.

•
General and administrative expenses decreased compared to the prior quarter due mainly to a gain recognized on the sale of a business, as well as decreased spending on travel, meetings, and litigation. These factors also drove the year-to-date decrease.

•	Excluding Alogent revenue and costs from fiscal 2016, and deconversion fees from both years, operating income increased 3% for the quarter and increased 7% for the year-to-date period.
Net Income
Third quarter net income totaled $60.0 million, or $0.77 per diluted share, compared to $53.9 million, or $0.68 per diluted share in the third quarter of fiscal 2016, for an increase in net income of 11% and an increase in diluted earnings per share of 13%.
Net income for the nine months ended March 31, 2017 increased 10% to $181.1 million, or $2.31 per diluted share, compared to $164.6 million or $2.06 per diluted share in the same period of fiscal 2016.

JKHY Q3 Fiscal 2017 Revenue Increases 6%
May 2, 2017

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2017	2016		2017	2016
Income Before Income Taxes	$88,495	$79,398	11%	$268,360	$244,430	10%
Provision for Income Taxes	28,451	25,515	12%	87,258	79,833	9%
Net Income	$60,044	$53,883	11%	$181,102	$164,597	10%
Diluted earnings per share	$0.77	$0.68	13%	$2.31	$2.06	12%

•	Provision for income taxes increased in the third quarter, with an effective tax rate at 32.1% of income before income taxes, consistent with the 32.1% for the same quarter of the prior year.

•	For the year-to-date period, the effective tax rate decreased to 32.5% of income before income taxes from 32.7% for the nine months ending March 31, 2016.

•	The adoption of ASU 2016-09 (Improvements to Employee Share-Based Payment Accounting) resulted in an increase in diluted earnings per share of $0.03 for the nine months ended March 31, 2017.

•
Excluding Alogent revenue and costs from the third quarter of fiscal 2016 and deconversion fees from both quarters, net income increased 4% and diluted earnings per share increased 5%. Excluding these same items for the year-to-date periods, net income increased 7% and diluted earnings per share increased 9%.

Balance Sheet and Cash Flow Review

•	At March 31, 2017, cash and cash equivalents decreased to $42.9 million from $54.0 million at March 31, 2016.

•	Trade receivables totaled $139.5 million at March 31, 2017 compared to $137.4 million at March 31, 2016.

•	Current and long term debt totaled $50.0 million at March 31, 2017, a decrease from $100.2 million a year ago.

•	Total deferred revenue decreased to $338.7 million at March 31, 2017, compared to $383.2 million a year ago.

•	Stockholders' equity increased to $1,012.1 million at March 31, 2017, compared to $948.9 million a year ago.
Cash provided by operations totaled $198.9 million in the first nine months of fiscal 2017 compared to $207.4 million last year. The following table summarizes net cash (in thousands) from operating activities:

(Unaudited, In Thousands)	Nine Months Ended March 31,
	2017	2016
Net income	$181,102	$164,597
Depreciation	37,554	38,106
Amortization	66,882	57,013
Other non-cash expenses	23,634	32,860
Change in receivables	114,420	108,172
Change in deferred revenue	(182,309)	(149,885)
Change in other assets and liabilities	(42,416)	(43,492)
Net cash provided by operating activities	$198,867	$207,371

Cash used in investing activities for the first nine months of fiscal 2017 totaled $103.5 million, compared to $133.6 million for the same period in fiscal 2016 and included the following:

(Unaudited, In Thousands)	Nine Months Ended March 31,
	2017	2016
Payment for acquisitions, net of cash acquired	$—	$(8,275)
Capital expenditures	(28,150)	(43,300)
Proceeds from the sale of businesses	2,286	—
Proceeds from the sale of assets	949	2,797
Internal use software	(14,780)	(10,157)
Computer software developed	(63,804)	(74,662)
Net cash from investing activities	$(103,499)	$(133,597)

•	The $28.2 million in capital expenditures was mainly for the purchase of computer equipment.

JKHY Q3 Fiscal 2017 Revenue Increases 6%
May 2, 2017

Financing activities used cash of $122.8 million first nine months of fiscal 2017 and $168.1 million in the same period of fiscal 2016.

(Unaudited, In Thousands)	Nine Months Ended March 31,
	2017	2016
Borrowings on credit facilities	$80,000	$100,000
Repayments on credit facilities	(30,200)	(52,484)
Purchase of treasury stock	(103,885)	(155,122)
Dividends paid	(67,641)	(62,037)
Net cash from issuance of stock and tax related to stock-based compensation	(1,036)	1,557
Net cash from financing activities	$(122,762)	$(168,086)
According to Kevin Williams, CFO, "As we guided at the beginning of the fiscal year our capitalized software has decreased throughout the year, as we continue to wrap up projects and in the process of starting new ones.  We will continue to invest primarily in the areas of electronic payments, mobile offerings, fraud, security and other new products; along with other offerings that will drive additional future revenue and provide a solid return for our investors. We will anniversary the sale of Alogent in our fourth quarter and revenue headwind will be $6,089 in Q’4, which will be total fiscal year headwind of $28,422."
Quarterly Conference Call
The company will hold a conference call on May 3, 2017; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Its solutions serve more than 10,000 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions.  Symitar® is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Q3 Fiscal 2017 Revenue Increases 6%
May 2, 2017

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2017	2016		2017	2016
REVENUE
License	$516	$292	77%	$2,059	$2,530	(19)%
Support and service	342,769	319,649	7%	1,013,331	947,615	7%
Hardware	10,482	13,245	(21)%	31,959	37,532	(15)%
Total	353,767	333,186	6%	1,047,349	987,677	6%
COST OF SALES
Cost of license	280	193	45%	591	873	(32)%
Cost of support and service	198,844	184,527	8%	576,006	541,230	6%
Cost of hardware	7,603	9,553	(20)%	23,039	26,279	(12)%
Total	206,727	194,273	6%	599,636	568,382	5%
GROSS PROFIT	147,040	138,913	6%	447,713	419,295	7%
Gross Profit Margin	42%	42%		43%	42%
OPERATING EXPENSES
Selling and marketing	23,571	22,732	4%	67,601	66,714	1%
Research and development	20,801	19,854	5%	61,413	57,269	7%
General and administrative	13,937	16,497	(16)%	49,944	50,157	—%
Total	58,309	59,083	(1)%	178,958	174,140	3%
OPERATING INCOME	88,731	79,830	11%	268,755	245,155	10%
INTEREST INCOME (EXPENSE)
Interest income	42	54	(22)%	209	258	(19)%
Interest expense	(278)	(486)	(43)%	(604)	(983)	(39)%
Total	(236)	(432)	(45)%	(395)	(725)	(46)%
INCOME BEFORE INCOME TAXES	88,495	79,398	11%	268,360	244,430	10%
PROVISION FOR INCOME TAXES	28,451	25,515	12%	87,258	79,833	9%
NET INCOME	$60,044	$53,883	11%	$181,102	$164,597	10%
Diluted net income per share	$0.77	$0.68		$2.31	$2.06
Diluted weighted average shares outstanding	77,932	79,167		78,319	79,891

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				March 31,		% Change
				2017	2016
Cash and cash equivalents				$42,916	$54,001	(21)%
Receivables				139,503	137,406	2%
Total assets				1,686,983	1,702,622	(1)%

Accounts payable and accrued expenses				$75,062	$76,781	(2)%
Current and long term debt				50,000	100,213	(50)%
Deferred revenue				338,744	383,171	(12)%
Stockholders' equity				1,012,112	948,867	7%